Exhibit 99.1

Contacts

Immune Pharmaceuticals Inc.: Cambridge Innovation Center 1 Broadway, 14th Floor Cambridge, MA 02142 Anna Baran, Senior Director, Investor Relations Tel: (646) 937-1941 anna.baran@immunepharma.com	Immune Pharmaceuticals Ltd.: 11C Galgale HaPlada Herzliya-Pituach, Israel 46733 Sarit Steinberg Tel: +972-9-9662839

Immune Pharmaceuticals Announces Second Quarter 2014 Financial Results

and Provides Update on Bertilimumab Commencement of Phase II Clinical Trials

CAMBRIDGE, Mass. and HERZLIYA-PITUACH, Israel, Aug. 14, 2014– Immune Pharmaceuticals Inc. (OTCQX and NASDAQ OMX First North Premier, Stockholm: “IMNP”), announced today its operating results for the quarter ended June 30, 2014.

Dr. Daniel Teper, Chief Executive Officer of Immune Pharmaceuticals, Inc., stated: “Following the completion of a $10.2 million capital raise in March 2014, in the second quarter, we have been able to advance the preparation of Phase II clinical trials for Bertilimumab. As a result, both trials, in Bullous Pemphigoid, an Orphan Auto-Immune Disease of the skin, and in Ulcerative Colitis trial, are initiating patient screening in the third quarter.”

Highlights for the Quarter ended June 30, 2014 and Subsequent Weeks:

•	Finalized preparation for Bertilimumab Phase II clinical trial initiation in Bullous Pemphigoid and Ulcerative Colitis. As a result, on July 30, we commenced patient screening as part of the Bullous Pemphigoid Phase II trial.
•	Significantly strengthened our Executive Management Team with the appointment of Karin Hehenberger, MD, Ph.D., to Senior Vice President, Chief Strategy Officer, who joins Gene Williams, Chief Operating Officer, Elliot Goldstein, MD, Chief Medical Officer and Daniel Teper, PharmD, MBA, Chief Executive Officer.
•	Appointed to the Board of Directors Gad Berdugo, Managing Director at Tegris Advisors and formerly Director, Global Equity at Lazard and Cameron Durrant, MD, MBA, a former Worldwide Vice President at Johnson & Johnson.
•	Initiated a formal partnering process for AmiKet, a phase III ready drug for Neuropathic Pain AmiKet has Orphan Drug Designation for Post Herpetic Neuralgia (PHN).

Operating Results for the Quarter Ended June 30, 2014

•	As of June 30, 2014, we had approximately $3.2 million in cash. In addition, we have $5 million available to us in a revolving line of credit obtained from a related party in April 2014. In addition, in August 2014, we secured a $1 million additional investment. We believe these resources to be sufficient to fund our operations, anticipated capital expenditures, working capital and other financing requirements over the next twelve months.

•	Our loss from operations was approximately $3.0 million for the quarter ended June 30, 2014 (including $1.2 million of non-cash costs).
•	Our non-operating income was approximately $3.3 million for the quarter ended June 30, 2014, mainly due a decrease in the value of our derivative warrants issued in March 2014.

•	In June 2014, we amended certain terms of our Preferred C Convertible Stock. As a result of the amendment, all then outstanding Preferred C Stock, in the total value of $1.9 million, were reclassified from mezzanine equity into the stockholders equity of the Company. In consideration for their consent, a two-year warrant, valued at $0.4 million, was issued to the holders, such warrants were accounted for within our equity.

On a per share basis, our total net loss was $0.03 per basic share for the quarter ended June 30, 2014, compared to a net loss of $0.65 per basic share for the quarter ended June 30, 2013.

About Immune Pharmaceuticals Inc.

Immune Pharmaceuticals Inc. applies a personalized approach to treatment, developing novel, highly targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. The Company’s lead product candidate, Bertilimumab, is in clinical development for moderate to severe ulcerative colitis and Crohn’s Disease as well as bullous pemphigoid, an orphan auto-immune dermatological condition, Immune licensed worldwide rights for systemic indications of Bertilimumab from iCo Therapeutics (TSX: ICO; OTCQX: ICOTF) in June 2011, while iCo retained rights to all ophthalmic indications. iCo originally licensed the exclusive world-wide rights to bertilimumab in 2006 from MedImmune, the Global Research and Development Arm of AstraZeneca. Immune’s pipeline also includes NanomAbs®, antibody nanoparticle conjugates, for the targeted delivery of chemotherapeutics., Crolibulin, a small molecule in Phase II in collaboration with the National Cancer Institute and Amiket™, a Neuropathic Pain drug candidate ready for Phase III. Amiket has received Orphan Drug Designation for Post Herpetic Neuralgia.

For more information, visit Immune’s website at www.immunepharmaceuticals.com, the content of which is not a part of this press release.

Erik Penser Bankaktiebolag is engaged as Immune´s Certified Adviser on NASDAQ OMX First North Premier.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal” or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include, but not limited to: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that we will not be able to find a partner to help conduct the Phase 3 trials for AmiKet™ on attractive terms, a timely basis or at all the risk that we will not obtain approval to market and commercialize any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; risks associated with our ability to protect our intellectual property; risks associate with our ability to raise additional funds; and our liquidity. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.immunepharmaceuticals.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors. We expressly disclaim any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

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